EXHIBIT 10.2
















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                                OPTION AGREEMENT


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                                      DATED

                                 August 28, 2000




                          OSLER, HOSKIN & HARCOURT LLP

                                                                   -

                                WHITE & CASE LLP

                                OPTION AGREEMENT

     OPTION AGREEMENT made as of August 28, 2000 (this "Agreement"),

BETWEEN:

          UPM-KYMMENE CORPORATION,
          a corporation existing under the laws of Finland

          ("UPM")

                                     - and -

          REPAP ENTERPRISES INC.,
          a corporation existing under the laws of Canada

          ("Repap").

     WHEREAS UPM and Repap have entered into an Acquisition Agreement dated as of the date hereof (the "Acquisition Agreement") which provides, upon the terms and subject to the conditions set forth therein, for the completion of an amalgamation (the "Amalgamation") involving Repap and 3796477 Canada Inc.;

     AND WHEREAS, unless the context otherwise requires, words and phrases used herein shall have the meanings assigned to such words and phrases in the Acquisition Agreement;

     AND WHEREAS as a condition to UPM's entering into the Acquisition Agreement, UPM has required that Repap agree, and in order to induce UPM to enter into the Acquisition Agreement, Repap has agreed to grant UPM an option to purchase from the treasury of Repap, in accordance with the terms and conditions of this Agreement, up to 19.9% of the issued and outstanding Repap Common Shares on the date of the first Exercise Notice (as defined below);

     NOW  THEREFORE,  in  consideration  of the  foregoing  and  the  respective representations, warranties, covenants and agreements set forth in this Agreement and in the Acquisition Agreement, the parties hereto agree as follows:

                                    ARTICLE 1
                                   THE OPTION

Section 1.1  Grant of Option.

     (a) Subject to the terms and conditions set forth herein, Repap hereby grants to UPM an irrevocable option (the "Option") to purchase from the treasury of Repap up to the greater of 19.9% of the issued and outstanding Repap Common Shares on the date hereof (being 148,048,167 Repap Common Shares) and 19.9% of the issued and outstanding Repap Common Shares on the date of the first Exercise Notice (as defined below) (in each case, the "Option Shares") in the manner set forth below at a purchase price (the "Purchase Price") per Option Share equal to $0.20 in cash per Option Share; provided, however, that in no event shall the number of shares for which this Option is exercisable exceed 19.9% of the issued and outstanding shares of Repap Common Shares at the time of exercise without giving effect to the number of Repap Common Shares issued or issuable pursuant to this Option. The number of Repap Common Shares that may be received upon the exercise of the Option and the Purchase Price are subject to adjustment as herein set forth.

Section 1.2  Exercise of Option.

(1) The Option may be exercised by UPM, in whole or in part, at any time or from time to time after the occurrence of an Exercise Event (as defined below) and prior to the Termination Date (as defined below).

(2) An "Exercise Event" shall occur for purposes of this Agreement upon an Acquisition Proposal being made, publicly announced or otherwise publicly disclosed by any Person other than UPM prior to the Repap Meeting or in the circumstances described in Section 6.4(1)(b)(ii) of the Acquisition Agreement.

(3) The "Termination Date" shall occur for purposes of this Agreement upon the first to occur of any of the following:

     (a)  the Effective Date;

     (b) the date which is six months following termination of the Acquisition Agreement;

     (c)  the date on which the Option shall have been exercised in full;

     (d) the day next preceding the date on which the Acquisition Proposal referred to in Section 1.2(2) hereof is to be consummated; or

     (e) if the Acquisition Agreement is terminated in circumstances in which no Break Fee is payable pursuant to Section 6.4 of the Acquisition Agreement.

(4) Repap shall notify UPM promptly in writing of the occurrence of any Exercise Event, it being understood that the giving of such notice by Repap shall not be a condition to the right of UPM to exercise the Option.

(5) In the event UPM wishes to exercise the Option, UPM shall send a written notice (an "Exercise Notice") to Repap specifying the total number of Option Shares that UPM wishes to purchase, the denominations of the certificate or certificates evidencing such Option Shares which UPM wishes to receive, the date (subject to the earlier of the satisfaction or waiver of the conditions set forth in Section 1.3 hereof) on which the Option Shares are to be issued (the "Closing Date") which shall be a Business Day not later than the fifth Business Day and not earlier than the second Business Day after delivery of such notice, and the place for the closing (the "Closing") of such purchase; provided, that if the closing of such purchase cannot be consummated by reason of any applicable judgment, injunction, decree, order, law or regulation, the period of time that would otherwise run pursuant to this sentence shall run instead from the date on which such restriction on consummation has expired or been terminated; and provided, further, that if prior notification to, approval of or filing with any Governmental Entity is required in connection with such purchase, UPM and Repap shall promptly file the required notice or application for approval and responses thereto, and shall expeditiously process the same and the period of time that otherwise would run pursuant to this sentence shall run instead from the last date on which any required notification periods have expired or been terminated and such approvals have been obtained and any requisite waiting period or periods shall have passed.

Section 1.3  Conditions to Closing.

     The obligation of Repap to deliver Option Shares upon any exercise of the Option pursuant to Section 1.2(5) hereof is subject to the following conditions:

(1) The Option Shares shall have been approved for listing on The Toronto Stock Exchange ("TSE"), provided however, that Repap and UPM agree that Repap shall not be obligated to qualify the Option Shares for resale in the United States or Canada other than on the terms and subject to the conditions set forth in Section 3.2 hereof; and

(2) No preliminary or permanent injunction or other order by any court of competent jurisdiction prohibiting such issuance of Option Shares shall be in effect (provided that Repap has used its reasonable best efforts to resist or overturn same).

Section 1.4  Closing.

(1) In the event of a Closing pursuant to Section 1.2(5), Repap shall deliver to UPM a certificate or certificates evidencing the applicable number of Option Shares (in the denominations specified therein), and UPM shall purchase each such Option Share from Repap at the Purchase Price.

(2) Payment of the Purchase Price shall be made by wire transfer of immediately available funds, provided that failure or refusal of Repap to designate such a bank account shall not preclude UPM from exercising the Option by delivery of a certified cheque or bank draft.

(3) Upon the tender of the applicable Purchase Price in immediately available funds, UPM shall be deemed to be the holder of record of the Repap Common Shares issuable upon such exercise, notwithstanding that the stock transfer books of Repap shall then be closed or that certificates representing such Repap Common Shares shall not then be actually delivered to UPM. Repap shall pay all expenses, and any and all federal, provincial, state and local taxes and other charges that may be payable in connection with the preparation, issue and delivery of stock certificates in the name of UPM or its assignee, transferee or designee, excluding for greater certainty, income taxes or other taxes payable by UPM in relation to its capital or profits.

Section 1.5 Adjustments upon Share Issuances, Changes in Capitalization, etc.

(1) In the event of any change in Repap Common Shares or in the number of outstanding Repap Common Shares by reason of a stock dividend, split-up, recapitalization, combination, exchange of shares or similar transaction or any other extraordinary change in the corporate or capital structure of Repap (including, without limitation, the declaration or payment of an extraordinary dividend of cash, securities or other property), the type and number of shares or securities to be issued by Repap upon exercise of the Option and the Purchase Price shall be adjusted appropriately, and proper provision shall be made in the agreements governing such transaction, so that UPM shall receive upon exercise of the Option the number and class of shares and/or other securities and/or cash and/or property that UPM would have received in respect of Repap Common Shares if the Option had been exercised immediately prior to such event, or the record date therefor, as applicable, and elected, to the fullest extent it would have been permitted to elect, to receive such securities, cash or other property (as UPM shall determine).

(2) In the event that Repap shall enter into an agreement (other than the Acquisition Agreement): (i) to consolidate with, amalgamate or merge into any person, other than UPM or any subsidiary of UPM, and shall not be the continuing or surviving corporation of such consolidation, amalgamation or merger; (ii) to permit any person, other than UPM or any subsidiary of UPM, to merge into Repap and Repap shall be the continuing or surviving corporation, but, in connection with such merger, the then outstanding Repap Common Shares shall be changed into or exchanged for shares or other securities of Repap or any other person or cash or any other property or the then outstanding Repap Common Shares shall after such merger represent less than 50% of the outstanding shares and share equivalents of the surviving corporation; or (iii) to sell or otherwise transfer all or substantially all of its assets to any person, other than UPM or any subsidiary of UPM; then, and in each such case, proper provision shall be made in the agreements governing such transaction (and the continuing or surviving or transferee corporation shall also enter into an agreement with UPM to provide UPM with such rights) so that UPM shall receive upon exercise of the Option, the number and class of shares and/or other securities and/or cash and/or property that UPM would have received in respect of Repap Common Shares if the Option had been exercised immediately prior to such transaction, or the record date therefor, as applicable, and elected, to the fullest extent it would have been permitted to elect, to receive such securities, cash or other property (as UPM shall determine), and the Purchase Price shall be adjusted appropriately.

(3) The provisions of this Agreement, including, without limitation, Sections 1.1, 1.2, 1.4 and 3.2, shall apply with appropriate adjustments to any securities for which the Option becomes exercisable pursuant to this
     Section 1.5.

                                    ARTICLE 2
                         REPRESENTATIONS AND WARRANTIES

Section 2.1  Representations of Repap.

     Repap hereby represents and warrants to UPM as follows:

(1) Repap has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Repap and the consummation by Repap of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Repap are necessary to authorize this Agreement or to consummate such transactions. This Agreement has been duly executed and delivered by Repap and, assuming the due authorization, execution and delivery by UPM, constitutes the legal, valid and binding obligation of Repap, enforceable against Repap in accordance with its terms, subject to bankruptcy, insolvency and other applicable Laws affecting creditors' rights generally, and to general principles of equity.

(2) Repap has taken all necessary corporate action to authorize and reserve and permit it to issue, and at all times from the date hereof through the Termination Date shall have reserved, all the Option Shares issuable pursuant to this Agreement, and Repap shall take all necessary corporate action to authorize and reserve and permit it to issue all additional Repap Common Shares or other securities which may be issued pursuant to this Agreement, all of which, upon their issuance and delivery in accordance with the terms of this Agreement, shall be duly authorized, validly issued, fully paid and non-assessable, shall be delivered free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, charges and other encumbrances of any nature whatsoever (other than as provided in this Agreement) and shall not be subject to any pre-emptive rights.

(3) Except for Regulatory Approvals, the execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any breach pursuant to any provision of the constating documents of Repap or any subsidiary of Repap or result in any breach of any loan or credit agreement, note, mortgage, indenture, lease, pension plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Repap or any subsidiary of Repap or their respective properties or assets, except that the Option Shares may not be resold except in accordance with applicable securities laws.

Section 2.2 Representations of UPM.

(1) UPM has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by UPM and the consummation by UPM of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of UPM are necessary to authorize this Agreement or to consummate such transactions. This Agreement has been duly executed and delivered by UPM and, assuming the due authorization, execution and delivery by Repap, constitutes the legal, valid and binding obligation of UPM, enforceable against UPM in accordance with its terms, subject to bankruptcy, insolvency and other applicable Laws affecting creditors' rights generally, and to general principles of equity.

(2) The only agreements to which UPM is a party with any shareholder of Repap are those which UPM has provided true and complete copies of to Repap, and such agreements have not been amended, supplemented or otherwise varied since their respective dates.

                                    ARTICLE 3
                               COVENANTS OF Repap

Section 3.1  Listing; Other Action.

(1) As promptly as practicable, Repap shall use all reasonable efforts to cause the Option Shares to be approved for listing on the TSE, subject to notice of issuance, and shall provide prompt notice to the TSE of the issuance of each Option Share.

(2) Repap shall use all reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable law, regulation or policy (including complying with all applicable notification, filing, reporting and waiting period requirements under applicable laws and cooperating fully with UPM in preparing any applications or notices and providing such information to any Governmental Entity as it may require) to consummate and make effective the transactions contemplated hereby, including, without limitation, using its all reasonable efforts to obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of any Governmental Entity; provided however, that Repap shall not be obligated to qualify the Option Shares for resale other than on the terms and subject to the conditions set forth in Section 3.2.

Section 3.2  Qualification

(1) In the event that UPM shall desire to sell any of the Option Shares and such sale in the manner proposed by UPM requires, in the opinion of counsel to UPM (which opinion shall be reasonably satisfactory to Repap and its counsel), qualification of such Option Shares for resale under applicable securities laws, Repap shall cooperate with UPM and any underwriters in qualifying such Option Shares for resale, including, without limitation, promptly filing a prospectus which complies with the requirements of applicable Canadian federal, provincial and territorial securities laws and United States federal and state securities laws, as the case may be, and entering into and complying with an underwriting agreement with such underwriters upon such terms and conditions as are customarily contained in underwriting agreements with respect to secondary distributions; provided, however, that Repap shall not be required to file more than two prospectuses hereunder and shall be entitled to delay the filing of any prospectus for up to 120 days (but not more than once in any 12 month period) if the offering would, in the judgment of the Board of Directors of Repap, require premature disclosure of any material corporate development or otherwise materially interfere with or materially adversely affect any pending or proposed offering of securities of Repap or any other material transaction involving Repap.

(2) If Option Shares are qualified pursuant to the provisions of this Section 3.2, Repap agrees (i) to furnish copies of the prospectus relating to the Option Shares covered thereby in such numbers as UPM may from time to time reasonably request and (ii) if any event shall occur as a result of which it becomes necessary to amend or supplement any prospectus, to prepare and file under the applicable securities laws such amendments and supplements as may be necessary to keep available for at least 90 days a prospectus covering the Option Shares meeting the requirements of such securities laws, and to furnish UPM with such numbers of copies of the prospectus, as amended or supplemented, as may reasonably be requested. UPM shall bear the cost of the registration or qualification, including but not limited to, all registration and filing fees, printing expenses, and fees and disbursements of counsel and accountants for Repap, and UPM shall pay the fees and disbursements of its counsel and the underwriting fees and commissions applicable to the Option Shares sold by UPM. Repap shall indemnify and hold harmless UPM, its affiliates and their respective officers and directors from and against any and all losses, claims, damages, liabilities and expenses arising out of or based upon any statements contained in or omissions or alleged omissions from, each prospectus (or any amendment thereto) filed pursuant to this paragraph; provided, however, that this provision shall not apply to any loss, liability, claim, damage or expense to the extent it arises out of any untrue statement or omission made in reliance upon and in conformity with written information furnished to Repap by UPM, its affiliates and its officers and other representatives expressly for use in any prospectus (or any amendment thereto) filed pursuant to this paragraph. Repap shall also indemnify and hold harmless each underwriter and each person who controls any underwriter against any and all losses, claims, damages, liabilities and expenses arising out of or based upon any statements contained in or omissions or alleged omissions from, each prospectus (or any amendment thereto) filed pursuant to this paragraph; provided, however, that this provision shall not apply to any loss, liability, claim, damage or expense to the extent it arises out of any untrue statement or omission made in reliance upon and in conformity with written information furnished to Repap by the underwriters expressly for use in any prospectus (or any amendment thereto) filed pursuant to this Section 3.2.

                                    ARTICLE 4
                               CERTAIN LIMITATIONS

Section 4.1  Maximum Total Proceeds.

     Notwithstanding any other provision of this Agreement or the Acquisition Agreement, in no event shall UPM's Total Proceeds (as hereinafter defined) exceed the Break Fee (as defined in the Acquisition Agreement) and, if it otherwise would exceed such amount, UPM shall either: (i) reduce the number of Option Shares otherwise issuable; (ii) deliver to Repap for cancellation Option Shares previously purchased by UPM hereunder; (iii) pay cash to Repap; or (iv) at UPM's sole election, any combination thereof, so that UPM's Total Proceeds shall not exceed the Break Fee after taking into account the foregoing actions. As used herein, the term "Total Proceeds" shall mean the aggregate amount
(before taxes) of the following: (i) the greater of (A) the net cash proceeds (or equivalent thereof) to UPM from the arm's length disposition by it of the Option Shares in the market, by private placement, by tender into an Acquisition Proposal or otherwise or (B) the consideration (or equivalent thereof) which would have been payable for the Option Shares pursuant to any Superior Proposal which is consummated and as a result of which amounts become payable to UPM pursuant to Section 6.4(1) of the Acquisition Agreement, without regard to whether UPM tenders its Option Shares pursuant thereof; less UPM's Purchase Price for such shares; and (ii) any amounts received by UPM pursuant to Section 6.4(1) of the Acquisition Agreement.

                                    ARTICLE 5
                                covenants of UPM

Section 5.1  Voting Limitations.

     UPM hereby agrees with Repap that it will not exercise any voting rights attached to the Option Shares to vote in favour of the Amalgamation.

Section 5.2  Distribution of Option Shares.

     UPM agrees with Repap that any resale of Option Shares, other than pursuant to an Acquisition Proposal, shall be widely distributed to the public and, in any event, so that no Repap shareholder would, as a result of such distribution, to UPM's knowledge, own 10% or more of the outstanding common shares of Repap.

                                    ARTICLE 6
                            TERMINATION OF AGREEMENT

Section 6.1  Termination.

     This Agreement, other than the rights and obligations of UPM and Repap under Sections 3.2, 4.1 and this Section 6.1, shall terminate on the Termination Date.

                                    ARTICLE 7
                                  MISCELLANEOUS

Section 7.1  Amendment.

     This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

Section 7.2  Waiver.

     Either party hereto may (a) extend the time for or waive compliance with the performance of any obligation or other act of the other party hereto or (b) waive any inaccuracy in the representations and warranties contained herein or in any document delivered pursuant hereto. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party to be bound thereby.

Section 7.3  Notices.

     All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile, or by a nationally recognized courier service to the respective parties at their addresses as specified in the Acquisition Agreement.

Section 7.4  Severability.

     If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner to the fullest extent permitted by applicable Law in order that the transactions contemplated hereby may be consummated as originally contemplated to the fullest extent possible. If for any reason such court or regulatory agency determines that UPM is not permitted to acquire the full number of shares of Repap Common Shares provided in this Agreement and also does not permit the payment of the Spread in respect to such prohibited shares, it is the express intention of Repap to allow UPM to acquire such lesser number of Repap Common Shares (or receive payment of the Spread in respect of such lesser number) as may be permissible, without any amendment or modification hereof.

Section 7.5  Assignment; Binding Effect; Benefit.

     Except as expressly provided herein, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned (by operation of law or otherwise) by either party without the prior written consent of the other party hereto. Notwithstanding the foregoing, UPM may assign this Agreement and any of the rights, interests or obligations hereunder to any wholly-owned subsidiary of UPM without the consent of Repap, provided that UPM remains jointly and severally liable hereunder with such wholly-owned subsidiary. Subject to the first and second sentence of this section, this Agreement shall be binding upon and shall enure to the benefit of the parties hereto and their respective successors and permitted assigns.

Section 7.6  Specific Performance.

     The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

Section 7.7  Governing Law.

     This Agreement shall be governed by, and construed in accordance, with the laws of the Province of Ontario and the federal laws of Canada applicable therein. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in the courts of the Province of Ontario.

Section 7.8  Headings.

     The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 7.9  Entire Agreement.

     This  Agreement  and  the  Acquisition   Agreement  constitute  the  entire
agreement between the parties with respect to the subject matter hereof and supersede all prior agreements and understandings between the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

Section 7.10  Counterparts.

     This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

                                                   UPM-Kymmene Corporation

                                                   By:  /s/ Juha Niemela
                                                      --------------------------
                                                      Authorized Signing Officer

                                                  By:  /s/ Reko Aalto-Setala
                                                      --------------------------
                                                      Authorized Signing Officer


                                                   Repap ENTERPRISES INC.

                                                   By:  /s/ Hap Stephen
                                                      --------------------------
                                                      Authorized Signing Officer